Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the First Quarter of $4.3 Million or $1.15 Per Diluted Share and Twenty-First Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – April  26, 2018 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2018 first quarter net income of $4.3 million, or $1.15 per diluted share, compared to net income of $2.6 million, or $0.85 per diluted share, for the same period last year, representing a 66.7% increase year over year.

“We continue to be pleased with the growth from our lending channels and growth in profitability year over year,” stated Joe Adams, CEO of FS Bancorp, Inc. “I am also pleased that our Board of Directors has approved our twenty-first quarterly cash dividend of $0.14 per share, an increase of $0.03 per share, or 27.3%, as we previously announced.”  The dividend will be paid on May 14, 2018, to shareholders of record as of April 30, 2018.

2018 First Quarter Highlights

•	Net income was $4.3 million for the first quarter of 2018, compared to $3.7 million for the previous quarter, and increased from $2.6 million in the comparable quarter one year ago;
•	Total assets increased $61.8 million to $1.0 billion at March 31, 2018, compared to $981.8 million at December 31, 2017, and were $877.9 million one year ago;
•

Cash dividends to shareholders increased 27.3% to $0.14 per share from $0.11 per share due to strong profitability, a lower federal corporate income tax rate from recent tax reform, and significant capital levels to support a higher dividend level and planned growth initiatives;

•

Total gross loans increased $44.3 million during the quarter, or 5.7%, to $817.7 million at March 31, 2018, compared to $773.4 million at December 31, 2017, and increased $187.8 million, or 29.8%, from $629.9 million at March 31, 2017;

•

Non-performing assets decreased $319,000, or 30.7%, to $720,000 at March 31, 2018, from $1.0 million at December 31, 2017, and were $790,000 at March 31, 2017, with no other real estate owned (“OREO”) at these dates;

•

Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $13.5 million, or 4.4%, to $320.3 million at March 31, 2018, from $306.8 million at December 31, 2017, and increased $86.7 million, or 37.1%, from $233.6 million at March 31, 2017;

•

Capital levels at the Bank increased to 16.2% for total risk-based capital and 12.6% for Tier 1 leverage capital at March 31, 2018, compared to 13.8% and 10.4% at March 31, 2017, respectively, and includes the stock issuance of 587,234 shares in the third quarter of 2017 which increased the Bank’s capital by $25.6 million from net proceeds; and

•

We opened our twelfth bank branch in Silverdale, Washington on April 12, 2018. The new branch is our third location in Kitsap County and includes home lending team members.  This branch location strengthens

FS Bancorp Q1 Earnings
April 26, 2018

our presence in the Silverdale market and provides additional growth opportunities for the Bank through our expanded involvement with the Kitsap community.

Balance Sheet and Credit Quality

Total assets increased $61.8 million, or 6.3%, to $1.0 billion at March 31, 2018, compared to $981.8 million at December 31, 2017, and increased $165.7 million, or 18.9%, from $877.9 million at March 31, 2017.  The quarter over sequential quarter increase of $61.8 million in total assets included increases in loans receivable, net of $44.1 million, securities available-for-sale (“AFS”) of $8.9 million, total cash and cash equivalents of $6.7 million, and bank owned life insurance (“BOLI”) of $3.1 million, partially offset by a  decrease in loans held for sale (“HFS”) of $2.1 million, primarily funded by growth in deposits and Federal Home Loan Bank (“FHLB”) borrowings.  The year over year increase of $165.7 million in total assets included increases in loans receivable, net of $187.8 million, loans HFS of $11.3 million,  BOLI of $3.3 million, and FHLB stock of $1.2 million, partially offset by a decrease in total cash and cash equivalents of $20.4 million, securities AFS of $15.9 million, and servicing rights of $1.4 million.  These increases in assets year over year were primarily funded by growth in deposits and short-term overnight FHLB borrowings.

LOAN PORTFOLIO
(Dollars in thousands)	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$61,956	7.6%	$63,611	8.2%	$55,483	8.8%
Construction and development	143,611	17.5	143,068	18.5	104,276	16.5
Home equity	23,563	2.9	25,289	3.3	19,903	3.2
One-to-four-family (excludes HFS)	165,030	20.2	163,655	21.2	141,301	22.4
Multi-family	52,431	6.4	44,451	5.7	37,006	5.9
Total real estate loans	446,591	54.6	440,074	56.9	357,969	56.8

CONSUMER LOANS
Indirect home improvement	136,946	16.8	130,176	16.8	109,382	17.3
Solar	41,581	5.1	41,049	5.3	37,600	6.0
Marine	38,451	4.7	35,397	4.6	29,394	4.7
Other consumer	1,951	0.2	2,046	0.3	1,935	0.3
Total consumer loans	218,929	26.8	208,668	27.0	178,311	28.3

COMMERCIAL BUSINESS LOANS
Commercial and industrial	104,612	12.8	83,306	10.8	67,152	10.7
Warehouse lending	47,563	5.8	41,397	5.3	26,483	4.2
Total commercial business loans	152,175	18.6	124,703	16.1	93,635	14.9
Total loans receivable, gross	817,695	100.0%	773,445	100.0%	629,915	100.0%

Allowance for loan losses	(11,140)		(10,756)		(10,147)
Deferred costs, fees, premiums and discounts, net	(923)		(1,131)		(1,925)
Total loans receivable, net	$805,632		$761,558		$617,843

FS Bancorp Q1 Earnings
April 26, 2018

Loans receivable, net increased $44.1 million to $805.6 million at March 31, 2018, from $761.6 million at December 31, 2017, and increased $187.8 million from $617.8 million at March 31, 2017.  The increase in loans receivable, net quarter over sequential quarter was primarily a result of increases in commercial business,  consumer, and multi-family  loans. Total commercial business loans increased $27.5 million, mostly due to an increase in commercial and industrial lending of $21.3 million, including a purchase of $12.0 million in shared national credits, and $4.5 million of guaranteed portions of U.S. Department of Agriculture loans.  Total consumer loans increased $10.3 million, reflecting growth of $6.8 million in indirect home improvement loans and $3.1 million in marine loans. Total real estate loans increased $6.5 million including increases in multi-family loans of $8.0 million, one-to-four-family portfolio loans of $1.4 million, which is net of a $5.5 million portfolio loan sale, and construction and development loans of $543,000, partially offset by decreases  of $1.7 million in both commercial loans and home equity loans.  The growth in multi-family loans and the modest increase in construction loans reflects $8.9 million of construction multi-family loans converting to permanent multi-family loans during the quarter.

One-to-four-family loans originated through the home lending segment which includes loans HFS, loans held for investment, fixed seconds, and loans brokered to other institutions decreased $38.4 million, or 18.4%, to $170.2 million during the quarter ended March 31, 2018, compared to $208.6 million for the preceding quarter, and increased from $142.6 million for the same quarter one year ago. Originations of one-to-four-family loans to purchase a home (purchase production) increased by $13.0 million, or 12.4% with $118.0 million in loan purchase production closing during the quarter ended March 31, 2018, up from $105.0 million for the quarter ended March 31, 2017.  One-to-four-family loan originations for refinance (refinance production) increased $13.6 million, or 36.2% with $51.2 million in refinance production closing during the quarter ended March 31, 2018,  up from $37.6 million for the quarter ended March 31, 2017.  During the quarter ended March 31, 2018, the Company sold $155.0 million of one-to-four-family loans HFS, compared to sales of $206.2 million for the preceding quarter, and sales of $136.4 million for the same quarter one year ago.

Purchase production was 69.7% of the total one-to-four-family loan originations versus 30.3% for refinance production during the first quarter of 2018, compared to 73.6% in purchase production versus 26.4% in refinance production during the same period in 2017.  The decrease in purchase production and corresponding increase in refinance production is reflective of the low inventory of homes available for sale in the Pacific Northwest along with competitive rates and significant home value appreciation in our markets.

The allowance for loan losses at March 31, 2018 increased to $11.1 million, or 1.4% of gross loans receivable, excluding loans HFS, compared to $10.8 million, or 1.4% of gross loans receivable, excluding loans HFS at December 31, 2017, and $10.1 million, or 1.6% of gross loans receivable, excluding loans HFS, at March 31, 2017.  Non-performing loans, consisting of non-accrual loans, decreased to $720,000 at March 31, 2018, from $1.0 million at December 31, 2017, and $790,000 at March 31, 2017.  Substandard loans decreased to $6.0 million at March 31, 2018, compared to $6.5 million at December 31, 2017, and decreased from $8.4 million at March 31, 2017.  The $2.4 million decrease in substandard loans from one year ago was primarily due to the sale of a shared

FS Bancorp Q1 Earnings
April 26, 2018

national credit of $1.9 million in the third quarter of 2017.  There was no OREO at March 31, 2018,  December 31, 2017, or March 31, 2017, respectively.

Total deposits increased $27.6 million, to $857.5 million at March 31, 2018, compared to $829.8 million at December 31, 2017, and increased $99.5 million, from $758.0 million at March 31, 2017.  Relationship-based transactional deposits increased $13.5 million, to $320.3 million at March 31, 2018, from $306.8 million at December 31, 2017, and increased $86.7 million, from $233.6 million at March 31, 2017.  Money market and savings accounts decreased $9.3 million, to $291.5 million at March 31, 2018, from $300.8 million at December 31, 2017, and decreased  $34.2 million, from $325.7 million at March 31, 2017, with decreases in money market accounts primarily occurring from increased market interest rate competition and rollovers to the Bank’s promotional certificates of deposits.  Time deposits increased  $23.4 million, to $245.7 million at March 31, 2018, from $222.3 million at December 31, 2017, and increased $47.0 million, from $198.7 million at March 31, 2017.  The quarter over sequential quarter increase in time deposits was mostly due to growth in wholesale deposits.

Non-retail certificates of deposit which includes brokered certificates of deposit, online certificates of deposit, and public funds increased  $17.7 million to $84.2 million at March 31, 2018, compared to $66.5 million at December 31, 2017, primarily due to an $18.2 million increase in brokered certificates of deposit. The $29.0 million increase from $55.2 million at March 31, 2017 reflects a $35.4 million increase in brokered certificates of deposit, partially offset by a $6.1 million decrease in online certificates of deposit.  Management remains focused on growth in lower cost relationship-based deposits to fund long-term asset growth.

DEPOSIT BREAKDOWN
(Dollars in thousands)
	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$177,251	20.7%	$177,739	21.4%	$152,360	20.1%
Interest-bearing checking	130,002	15.2	119,872	14.4	73,686	9.7
Savings	76,843	9.0	72,082	8.7	70,863	9.4
Money market	214,676	25.0	228,742	27.6	254,836	33.6
Certificates of deposit less than $100,000	129,778	15.1	111,489	13.4	91,554	12.1
Certificates of deposit of $100,000 through $250,000	73,934	8.6	77,934	9.4	78,985	10.4
Certificates of deposit of $250,000 and over	41,944	4.9	32,833	4.0	28,139	3.7
Escrow accounts related to mortgages serviced	13,050	1.5	9,151	1.1	7,591	1.0
Total	$857,478	100.0%	$829,842	100.0%	$758,014	100.0%

At March 31, 2018, borrowings increased  $32.0 million, or 425.0%, to $39.5 million, from $7.5 million at December 31, 2017, and increased  $29.3 million, or 284.9%, from $10.3 million at March 31, 2017. The quarter over sequential quarter increase reflects continued growth in shorter term business loans funded with similar duration overnight FHLB borrowings along with deposit growth.

Total stockholders’ equity increased $3.4 million, to $125.4 million at March 31, 2018, from $122.0 million at December 31, 2017, and increased $41.5 million, from $84.0 million at March 31, 2017.  The increase in stockholders’ equity from the fourth quarter of 2017 was primarily due to net income of $4.3 million, partially

FS Bancorp Q1 Earnings
April 26, 2018

offset by an increase in accumulated other comprehensive loss, net of tax of $1.2 million.  The $41.5 million increase from the first quarter of 2017 was significantly impacted by the issuance and sale of 587,234 shares of common stock, through an underwritten public offering on September 12, 2017, at a price of $47.00 per share in which the Company received $25.6 million in net proceeds. Book value per common share was $35.21 at March 31, 2018, compared to $34.47 at December 31, 2017, and $29.21 at March 31, 2017.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 16.2%, a Tier 1 leverage capital ratio of 12.6%, and a common equity Tier 1 (“CET1”) capital ratio of 15.0% at March 31, 2018.  At March 31, 2017, the total risk-based capital ratio was 13.8%, the Tier 1 leverage capital ratio was 10.4%, and the CET1 capital ratio was 12.5%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 15.8%, a Tier 1 leverage capital ratio of 12.2%, and a CET1 ratio of 14.5% at March 31, 2018, compared to 12.9%, 9.7%, and 11.6%, respectively, at March 31, 2017.

Operating Results

Net interest income increased $2.5 million, or 28.1%, to $11.5 million for the three months ended March 31, 2018, from $9.0 million for the three months ended March 31, 2017, primarily attributable to a $2.9 million, or 30.8% increase in loans receivable interest income,  partially offset by a $392,000, or 46.0% increase in deposit interest expense due to continued overall growth in interest-bearing deposits with higher market rates paid on new interest-bearing deposits.

The net interest margin (“NIM”) increased 22 basis points to 4.76% for the three months ended March 31, 2018, from 4.54% for the same period in the prior year.  The increased NIM was driven by growth in higher yielding loans, and reductions in lower yielding securities AFS and cash and cash equivalents.  The average cost of funds increased 11 basis points to 0.69% for the three months ended March 31, 2018, from 0.58% for the three months ended March 31, 2017, reflecting growth in time deposits and an increase in short-term overnight FHLB borrowings which are closely tied to wholesale overnight borrowing rates.  Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months ended March 31, 2018, the provision for loan losses was $350,000, compared to no provision recorded for the three months ended March 31, 2017 due to continued loan growth. During the three months ended March 31, 2018, net recoveries totaled $34,000 compared to net charge-offs of $64,000 during the three months ended March 31, 2017.

Noninterest income decreased $396,000, or 7.3%, to $5.0 million for the three months ended March 31, 2018, from $5.4 million for the three months ended March 31, 2017.  The decrease during the period reflects a $377,000 reduction in gain on sale of loans associated with increased production of lower margin loans, and a $202,000 reduction in service charges and fee income primarily associated with the sale of servicing assets in the second quarter of 2017, partially offset by a $113,000 increase in gain on sale of investment securities.

FS Bancorp Q1 Earnings
April 26, 2018

Noninterest expense increased $659,000, or 6.4%, to $11.0 million for the three months ended March 31, 2018, from $10.4 million for the three months ended March 31, 2017.  The increase in noninterest expense was driven by a $930,000 increase in salaries and benefits, which included a  $782,000 increase in incentives and commissions associated with continued strong loan production growth, partially offset by decreases of  $127,000 in operations expense and $93,000 in FDIC insurance premiums.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its 12 bank branches, including the newly opened Silverdale branch on April 12, 2018, and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, mortgage banking,  and warehouse lending operations, and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to

FS Bancorp Q1 Earnings
April 26, 2018

revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of us and could negatively affect our operating and stock performance.

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2018	2017	2017	% Change	% Change
ASSETS	Unaudited	Unaudited	Unaudited
Cash and due from banks	$3,532	$3,043	$3,879	16	(9)
Interest-bearing deposits at other financial institutions	22,108	15,872	42,176	39	(48)
Total cash and cash equivalents	25,640	18,915	46,055	36	(44)
Certificates of deposit at other financial institutions	17,611	18,108	17,613	(3)	—
Securities available-for-sale, at fair value	91,371	82,480	107,241	11	(15)
Loans held for sale, at fair value	51,315	53,463	40,008	(4)	28
Loans receivable, net	805,632	761,558	617,843	6	30
Accrued interest receivable	3,693	3,566	2,756	4	34
Premises and equipment, net	15,798	15,458	15,842	2	—
Federal Home Loan Bank (“FHLB”) stock, at cost	4,308	2,871	3,101	50	39
Bank owned life insurance (“BOLI”), net	13,410	10,328	10,123	30	32
Servicing rights, held at the lower of cost or fair value	7,515	6,795	8,939	11	(16)
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	1,240	1,317	1,617	(6)	(23)
Other assets	3,767	4,612	4,434	(18)	(15)
TOTAL ASSETS	$1,043,612	$981,783	$877,884	6	19
LIABILITIES
Deposits:
Noninterest-bearing accounts	$190,301	$186,890	$157,733	2	21
Interest-bearing accounts	667,177	642,952	600,281	4	11
Total deposits	857,478	829,842	758,014	3	13
Borrowings	39,529	7,529	10,269	425	285
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(150)	(155)	(170)	(3)	(12)
Total subordinated note less unamortized debt issuance costs	9,850	9,845	9,830	—	—
Deferred tax liability, net	137	607	1,219	(77)	(89)
Other liabilities	11,176	11,958	14,588	(7)	(23)
Total liabilities	918,170	859,781	793,920	7	16
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 3,695,552 shares issued and outstanding at March 31, 2018, 3,680,152 at December 31, 2017, and 3,065,266 at March 31, 2017	37	37	31	—	19
Additional paid-in capital	55,823	55,135	27,793	1	101
Retained earnings	72,349	68,422	57,884	6	25
Accumulated other comprehensive loss, net of tax	(1,716)	(475)	(430)	261	299
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(1,051)	(1,117)	(1,314)	(6)	(20)
Total stockholders’ equity	125,442	122,002	83,964	3	49
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,043,612	$981,783	$877,884	6	19

FS Bancorp Q1 Earnings
April 26, 2018

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Year
	March 31,		Over Year
	2018	2017	% Change
INTEREST INCOME
Loans receivable, including fees	$12,256	$9,372	31
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	732	661	11
Total interest and dividend income	12,988	10,033	29
INTEREST EXPENSE
Deposits	1,244	852	46
Borrowings	80	39	105
Subordinated note	167	167	—
Total interest expense	1,491	1,058	41
NET INTEREST INCOME	11,497	8,975	28
PROVISION FOR LOAN LOSSES	350	—	100
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,147	8,975	24
NONINTEREST INCOME
Service charges and fee income	659	861	(23)
Gain on sale of loans	3,978	4,355	(9)
Gain on sale of investment securities	113	—	100
Earnings on cash surrender value of BOLI	82	69	19
Other noninterest income	192	135	42
Total noninterest income	5,024	5,420	(7)
NONINTEREST EXPENSE
Salaries and benefits	7,048	6,118	15
Operations	1,359	1,486	(9)
Occupancy	648	643	1
Data processing	641	568	13
Loan costs	629	709	(11)
Professional and board fees	444	480	(8)
Federal Deposit Insurance Corporation (“FDIC”) insurance	41	134	(69)
Marketing and advertising	149	138	8
Amortization of core deposit intangible	77	100	(23)
Impairment on servicing rights	—	1	(100)
Total noninterest expense	11,036	10,377	6
INCOME BEFORE PROVISION FOR INCOME TAXES	5,135	4,018	28
PROVISION FOR INCOME TAXES	813	1,425	(43)
NET INCOME	$4,322	$2,593	67
Basic earnings per share	$1.22	$0.90	36
Diluted earnings per share	$1.15	$0.85	35

FS Bancorp Q1 Earnings
April 26, 2018

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)
	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.72%	1.48%	1.25%
Return on equity (ratio of net income to average equity) (1)	14.28	12.25	12.98
Yield on average interest-earning assets	5.38	5.29	5.07
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	0.69	0.64	0.58
Interest rate spread information – average during period	4.69	4.65	4.50
Net interest margin (1)	4.76	4.72	4.54
Operating expense to average total assets	4.40	4.46	5.02
Average interest-earning assets to average interest-bearing liabilities	139.62	140.74	135.63
Efficiency ratio (2)	66.80	66.95	72.09

ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.07%	0.11%	0.09%
Non-performing loans to total gross loans (4)	0.09	0.13	0.13
Allowance for loan losses to non-performing loans (4)	1,547.22	1,035.23	1,284.43
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.36	1.39	1.61

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	12.58%	12.61%	10.38%
Tier 1 risk-based capital	14.96	15.00	12.52
Total risk-based capital	16.21	16.25	13.77
Common equity Tier 1 capital	14.96	15.00	12.52

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	12.20%	12.13%	9.65%
Total risk-based capital	15.76	15.70	12.89
Common equity Tier 1 capital	14.51	14.45	11.64

	At or For the Three Months Ended
	March 31,		December 31,		March 31,
	2018		2017		2017
PER COMMON SHARE DATA:
Basic earnings per share	$1.22		$1.04		$0.90
Diluted earnings per share	$1.15		$0.98		$0.85
Weighted average basic shares outstanding	3,556,581		3,537,515		2,872,317
Weighted average diluted shares outstanding	3,751,537		3,738,633		3,061,997
Common shares outstanding at period end	3,563,006	(5)	3,539,626	(6)	2,874,878	(7)
Book value per share using common shares outstanding	$35.21		$34.47		$29.21
Tangible book value per share using common shares outstanding (8)	$34.21		$33.44		$27.84

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.

FS Bancorp Q1 Earnings
April 26, 2018

(5)	Common shares were calculated using shares outstanding of 3,695,552 at March 31, 2018, less 35,342 restricted stock shares, and 97,204 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,680,152 at December 31, 2017, less 36,842 restricted stock shares, and 103,684 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 3,065,266 at March 31, 2017, less 67,263 restricted stock shares, and 123,125 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.

	For the Three Months Ended March 31,		Year Over Year
Average Balances	2018	2017	$ Change
Assets
Loans receivable, net deferred loan fees (1)	$844,794	$650,090	$194,704
Securities available-for-sale, at fair value	90,532	94,115	(3,583)
Interest-bearing deposits and certificates of deposit at other financial institutions	40,734	54,666	(13,932)
FHLB stock, at cost	3,404	2,909	495
Total interest-earning assets	979,464	801,780	177,684
Noninterest-earning assets (2)	37,254	36,971	283
Total assets	$1,016,718	$838,751	$177,967
Liabilities and stockholders’ equity
Interest-bearing accounts	$670,058	$568,722	$101,336
Borrowings	21,604	12,616	8,988
Subordinated note	9,847	9,827	20
Total interest-bearing liabilities	701,509	591,165	110,344
Noninterest-bearing accounts	180,507	154,587	25,920
Other noninterest-bearing liabilities	11,921	11,986	(65)
Stockholders’ equity	122,781	81,013	41,768
Total liabilities and stockholders’ equity	$1,016,718	$838,751	$177,967

(1)	Includes loans held for sale
(2)	Includes BOLI, goodwill, and CDI

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

FS Bancorp Q1 Earnings
April 26, 2018

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	March 31,	December 31,	March 31,
	2018	2017	2017
	(Dollars in thousands)
Stockholders' equity	$125,442	$122,002	$83,964
Goodwill and core deposit intangible, net	(3,552)	(3,629)	(3,929)
Tangible common stockholders' equity	$121,890	$118,373	$80,035

Common shares outstanding at end of period	3,563,006	3,539,626	2,874,878

Common stockholders' equity (book value) per share (GAAP)	$35.21	$34.47	$29.21
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$34.21	$33.44	$27.84

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com